Exhibit 99.1
News Release
Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com
--------------------------------------------------------------------------------
                                                       For Release:  Immediately
                                                       Date: November 8, 2007
                                                       Contact: Clemente Teng
                                                       (818) 244-8080

  PUBLIC STORAGE REPORTS RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2007

GLENDALE, California - Public Storage (NYSE:PSA) announced today operating results for the third quarter ended September 30, 2007.

OPERATING RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2007:
----------------------------------------------------------------

Net income for the three months ended September 30, 2007 was $152,766,000 compared to $81,181,000 for the same period in 2006, representing an increase of $71,585,000. This increase in net income is primarily due to a foreign currency exchange gain, reduction in general and administrative expense and improved operations from our real estate facilities. These factors were partially offset by increased depreciation and amortization expense.

Comparisons of our revenues, expenses, and weighted average shares outstanding are significantly impacted by the merger with Shurgard, which closed on August 22, 2006. The operating results with respect to the assets and liabilities acquired in the merger with Shurgard are included in our operating results from August 23, 2006 through September 30, 2006 during the quarter ended September 30, 2006, as compared to the entire quarter ended September 30, 2007.

During the quarter ended September 30, 2007, we recognized a foreign currency exchange gain of $30.4 million relating to intercompany loans between our U.S. and European subsidiaries. The gain was the result of the continued weakening of the US Dollar relative to the Euro during the quarter. See "Shurgard Europe" below for further information.

General and administrative expense declined $24.8 million in the quarter ended September 30, 2007 as compared to the same period in 2006. This decline was primarily due to the reduction in integration expenses associated with the Shurgard merger, contract termination costs, and development costs that were expensed with respect to terminated projects; these expenses aggregated $29.6 million in the quarter ended September 30, 2006 as compared to $1.4 million for the same period in 2007.

Our Same Store net operating income, before depreciation expense, increased by approximately $2,901,000 to $161,374,000, or 1.8%, as a result of a 1.7%
improvement  in  revenues  partially  offset  by a  1.5%  increase  in  cost  of operations. Aggregate net operating income for our newly developed, recently expanded and acquired self-storage facilities (other than the Shurgard facilities) increased by approximately $4,368,000 to $30,208,000 compared to the same period in 2006. This increase was largely due to the impact of facilities acquired in 2005, 2006 and 2007, combined with continued fill-up of our newly developed and expansion facilities.

For those facilities that were acquired in the Shurgard merger, net operating income was approximately $92,996,000 for the quarter ended September 30, 2007 as compared to $35,363,000 (which reflects the operations of these facilities from August 23, 2006 through September 30, 2006) for the same period in 2006.

Depreciation and amortization expense for the quarter ended September 30, 2007 increased by $34.3 million, as compared to the same period in 2006. This increase is primarily due to increased depreciation and amortization expense with respect to the buildings and intangible assets acquired in the merger with Shurgard.

For the three months ended September 30, 2007, net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) was $87,077,000 or $0.51 per common share on a diluted basis compared to a net loss of $6,083,000 or $0.04 per common share on a diluted basis for the same period in 2006, representing an increase of $93,160,000 or $0.55 per diluted common share. The increase in net income allocable to common shareholders on an aggregate and per-share basis is due primarily to the impact of the factors described above, combined with a decrease in income allocated to preferred shareholders, as described below.

For the three months ended September 30, 2007 and 2006, we allocated $60,333,000 and $60,265,000 of our net income, respectively, to our preferred shareholders based on distributions paid. The year-over-year increase is due to the issuance of additional preferred securities, partially offset by the redemption of preferred securities that had higher dividend rates than the newly issued preferred securities. In 2006, we also recorded allocations of income to our preferred shareholders with respect to the application of EITF Topic D-42 totaling $21,643,000 (or $0.15 per diluted common share) for the three months ended September 30, 2006 in connection with the redemption of preferred securities.

Weighted average diluted shares increased to 170,085,000 for the three months ended September 30, 2007 from 145,387,000 for the three months ended September 30, 2006. The increase in weighted average diluted shares is due primarily to the impact of the issuance of 38.9 million shares in connection with our merger with Shurgard, with approximately 16.7 million of such shares being included in our operating results for the quarter ended September 30, 2006 (representing the weighted average outstanding of such shares from August 22, 2006 through September 30, 2006). The increase also includes the weighted average impact of the exercise of approximately 1.8 million stock options issued in connection with the merger with Shurgard principally during the quarter ended September 30, 2006.

OPERATING RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007:
---------------------------------------------------------------

Net income for the nine months ended September 30, 2007 was $289,648,000 compared to $324,259,000 for the same period in 2006, representing a decrease of $34,611,000. This decrease is primarily due to a $279.7 million increase in depreciation and amortization expense, due primarily to depreciation and amortization with respect to the buildings and intangibles acquired in the merger with Shurgard. Increased depreciation and amortization expense was partially offset by a foreign currency exchange gain of $41.0 million and improved operations from our real estate facilities.

Comparisons of our revenues, expenses, and weighted average shares outstanding are significantly impacted by the merger with Shurgard, which closed on August 22, 2006. The results with respect to the assets and liabilities acquired in the merger with Shurgard are included in our operating results from August 23, 2006 through September 30, 2006 during the nine months ended September 30, 2006, as compared to the entire nine months ended September 30, 2007.

During the nine months ended September 30, 2007, we recognized a foreign currency exchange gain aggregating $41.0 million relating to intercompany loans between our U.S. and European subsidiaries. The gain was the result of the continued weakening of the US Dollar relative to the Euro during the nine month period ended September 30, 2007. See "Shurgard Europe" below for further information.

Same Store net operating income, before depreciation expense, increased by $9,479,000 to $461,150,000, or 2.1%, as a result of a 2.1% improvement in revenues partially offset by a 2.1% increase in cost of operations. Aggregate net operating income for our newly developed, recently expanded and acquired self-storage facilities (excluding the Shurgard facilities) increased by approximately $12,090,000 to $81,213,000.

For those facilities that were acquired in the Shurgard merger, net operating income was approximately $253,926,000 for the nine months ended September 30, 2007, as compared to $35,363,000 (which reflects the operations of these facilities from August 23, 2006 through September 30, 2006) for the same period in 2006.

Net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) was $97,156,000 or $0.57 per common share on a diluted basis for the nine months ended September 30, 2007 compared to $127,292,000 or $0.94 per common share on a diluted basis for the same period in 2006, representing a decrease of $0.37 per common share, or 39.4%. The decrease in net income allocable to common shareholders and earnings per common diluted share are due primarily to the impact of the factors described above, partially offset by decrease in income allocated to preferred shareholders, as described below.

For the nine months ended September 30, 2007 and 2006, we allocated $176,424,000 and $159,256,000 of our net income, respectively, to our preferred shareholders based on distributions paid. The year-over-year increase is due to the issuance of additional preferred securities, partially offset by the redemption of preferred securities that had higher dividend rates than the newly preferred securities issued. In 2006, we also recorded allocations of income to our preferred shareholders with respect to the application of EITF Topic D-42 totaling $21,643,000 (or $0.16 per diluted common share) for the nine months ended September 30, 2006 in connection with the redemption of preferred securities.

Weighted average diluted shares increased to 170,166,000 for the nine months ended September 30, 2007 from 134,851,000 for the nine months ended September 30, 2006. The increase in weighted average diluted shares is due primarily to the impact of the issuance of 38.9 million shares in connection with our merger with Shurgard, with approximately 5.6 million of such shares being included in our operating results for the quarter ended September 30, 2006 (representing the weighted average outstanding of such shares from August 22, 2006 through September 30, 2006) and all such shares included in our weighted average shares for the same period in 2007. The increase also includes the weighted average impact of the exercise of approximately 1.8 million stock options issued in connection with the merger with Shurgard principally during the quarter ended September 30, 2006.

FUNDS FROM OPERATIONS:
----------------------

For the three months ended September 30, 2007, funds from operations ("FFO") increased to $1.43 per common share on a diluted basis as compared to $0.77 per common share for the same period in 2006, representing an increase of $0.66 per common share, or 85.7%.

For the three months ended September 30, 2007, FFO has been impacted as a result of (i) net foreign currency exchange gains of approximately $30.4 million, (ii) development costs that are included in general and administrative expense with respect to terminated projects totaling $1.3 million ($9.3 million for the same period in 2006), (iii) an impairment charge included in discontinued operations with respect to the closure of a containerized storage facility totaling $0.9 million. In addition, for the three months ended September 30, 2006, FFO was impacted by (i) expenses incurred in connection with the merger with Shurgard totaling approximately $18.1 million, (ii) contract termination costs totaling $2.2 million, (iii) our pro rata share of PS Business Parks, Inc.'s application of EITF Topic D-42 included in equity in earnings, and our application of EITF Topic D-42, in connection with the redemption of preferred securities totaling $22.2 million.

For the nine months ended September 30, 2007, FFO increased to $3.58 per common share on a diluted basis as compared to $2.68 per common share for the same period in 2006, representing an increase of $0.90 per common share, or 33.6%.

For the nine months ended September 30, 2007, FFO has been impacted as a result of (i) net foreign currency exchange gains of approximately $41.0 million, (ii) development costs that are included in general and administrative expense with respect to terminated projects totaling $1.6 million ($9.3 million for the same period in 2006), (iii) an impairment charge included in discontinued operations with respect to the closure of a containerized storage facility totaling $0.9 million, (iv) additional expenses incurred in connection with the merger with Shurgard included in general and administrative expense totaling approximately $5.3 million ($20.5 million for the same period in 2006), (v) $9.6 million in general and administrative expenses related to our proposed offering of shares in our European business, (vi) $2.0 million in general and administrative expense associated with our reorganization as a Maryland REIT, (vii) an increase in insurance proceeds with respect to damage caused by Hurricane Katrina of $2.7 million. In addition, for the nine months ended September 30, 2006, FFO has been impacted as a result of (i) contract termination costs included in general and administrative expense totaling $2.2 million, (ii) our pro rata share of PS Business Parks, Inc.'s application of EITF Topic D-42 included in equity in earnings, and our application of EITF Topic D-42, in connection with the redemption of preferred securities totaling $23.0 million.

The following table provides a summary of the impact of these items that have occurred during the three and nine months ended September 30, 2007 and 2006:


                                                         Three Months Ended                   Nine Months Ended
                                                            September 30,                       September 30,
                                                   ----------------------------------  ---------------------------------
                                                                         Percentage                           Percentage
                                                      2007       2006      Change         2007        2006      Change
                                                   ---------- ---------- ------------  ----------  ---------- ----------
FFO per common share prior to adjustments for
   the following items.........................    $   1.27    $  1.12       13.4%      $  3.44     $   3.09     11.3%

Foreign currency exchange gain.................        0.18          -                     0.24            -
Cancellation of development projects...........       (0.01)     (0.06)                   (0.01)       (0.07)
Impairment charges on containerized storage
   operations..................................       (0.01)         -                    (0.01)           -
Costs and expenses incurred in connection with
   the merger with Shurgard....................           -      (0.12)                       -        (0.15)
Contract termination costs.....................           -      (0.02)                   (0.03)       (0.02)
Costs and expenses incurred in connection with a
   proposed offering of shares in our European
   business....................................           -          -                    (0.06)           -
Costs to reorganize as a Maryland REIT.........           -          -                    (0.01)           -
Increase in insurance proceeds - casualty gain            -          -                     0.02            -
Application of EITF Topic D-42 in connection
   with the redemption of preferred securities.           -      (0.15)                       -        (0.17)
                                                   ---------- ----------               ----------  ----------
FFO per common share, as reported..............    $   1.43    $  0.77       85.7%      $  3.58     $   2.68     33.6%
                                                   ========== ==========               ==========  ==========


FFO is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distribution and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

PROPERTY OPERATIONS-SAME STORE FACILITIES:
------------------------------------------

We derive substantially all of our revenues from the ownership and management of self-storage facilities. In order to evaluate the performance of our overall self-storage portfolio, we analyze the operating performance of our stabilized self-storage facilities.

As of September 30, 2007, our "Same Store" portfolio consists of 1,316 facilities, which represents the facilities that we have consolidated in our financial statements and have been operating at a stabilized basis throughout 2005, 2006 and the first nine months of 2007.

The Same Store facilities contain approximately 77.8 million net rentable square feet, representing approximately 63% of the aggregate net rentable square feet in the United States of our consolidated self-storage portfolio at September 30, 2007. The following table summarizes the historical operating results of the Same Store facilities:


SELECTED OPERATING DATA FOR THE SAME STORE
------------------------------------------
FACILITIES (1,316 FACILITIES):                             Three Months Ended September 30,       Nine Months Ended September 30,
------------------------------                       --------------------------------------- --------------------------------------
                                                                                Percentage                            Percentage
                                                         2007          2006       Change         2007         2006       Change
                                                     ------------   ----------- ------------ ------------ ----------- -------------
                                                                  (Dollar amounts in thousands, except weighted average data)
Revenues:
    Rental income.................................    $  226,794    $  222,884      1.8%     $  662,577    $ 649,036      2.1%
    Late charges and administrative fees collected        10,640        10,536      1.0%         30,695       30,033      2.2%
                                                     ------------   ----------- ------------ ------------ ----------- -------------
    Total revenues (a)............................       237,434       233,420      1.7%        693,272      679,069      2.1%

Cost of operations (excluding depreciation):
    Property taxes ...............................        22,718        21,700      4.7%         67,219       64,418      4.3%
    Direct property payroll.......................        15,433        16,528     (6.6)%        47,672       48,671     (2.1)%
    Advertising and promotion.....................         5,947         4,772     24.6%         21,836       18,793     16.2%
    Utilities.....................................         5,583         5,582      0.0%         16,123       15,511      3.9%
    Repairs and maintenance.......................         7,924         7,319      8.3%         21,981       21,860      0.6%
    Telephone reservation center..................         1,995         2,155     (7.4)%         6,246        6,402     (2.4)%
    Property insurance............................         2,104         3,021    (30.4)%         6,935        8,326    (16.7)%
    Other costs of management.....................        14,356        13,870      3.5%         44,110       43,417      1.6%
                                                     ------------   ----------- ------------ ------------ ----------- -------------
  Total cost of operations (a)....................        76,060        74,947      1.5%        232,122      227,398      2.1%
                                                     ------------   ----------- ------------ ------------ ----------- -------------
Net operating income (before depreciation) (b)....       161,374       158,473      1.8%        461,150      451,671      2.1%
Depreciation expense..............................       (40,553)      (41,294)    (1.8)%      (121,350)    (121,643)    (0.2)%
                                                     ------------   ----------- ------------ ------------ ----------- -------------
Operating income..................................    $  120,821    $  117,179      3.1%     $  339,800    $ 330,028      3.0%
                                                     ============   =========== ============ ============ =========== =============
Gross margin (before depreciation)................         68.0%         67.9%      0.1%          66.5%        66.5%        -
Weighted average for the period:
  Square foot occupancy (c).......................         90.5%         91.3%     (0.9)%         90.6%        91.2%     (0.7)%
  Realized  annual rent per occupied
  square foot (d)(f)..............................    $    12.89    $    12.55      2.7%     $    12.54    $   12.20      2.8%
  REVPAF (e) (f)..................................    $    11.66    $    11.46      1.7%     $    11.36    $   11.13      2.1%

Weighted average at September 30:
  Square foot occupancy...........................                                                89.5%         90.5%     (1.1)%
  In place annual rent per occupied square foot (g)                                          $    13.97    $    13.54      3.2%

Total net rentable square feet (in thousands).....                                               77,782        77,782        -


a) See attached reconciliation of these amounts to our consolidated self-storage revenues and operating expenses. Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.


b) Net operating income (before depreciation) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

c) Square foot occupancies represent weighted average occupancy levels over the entire period.

d) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts, credit card fees and other costs that reduce rental income from the contractual amounts due.

e) Annualized rental income per available square foot ("REVPAF") represents annualized rental income divided by total available net rentable square feet.

f) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

g)   In place  annual  rent  per  occupied  square  foot  represents  annualized
     contractual   rents  per  occupied  square  foot  without   reductions  for
     promotional discounts and excludes late charges and administrative fees.

The following table summarizes additional selected financial data with respect to our Same Store facilities:

                                                                     Three Months Ended
                                               -------------------------------------------------------------
                                                  March 31        June 30     September 30     December 31       Full Year
                                               -------------- -------------  --------------  ---------------  --------------
Total revenues (in 000's):
  2006.....................................    $     219,297   $  226,352     $  233,420     $  227,007        $  906,076
  2007.....................................    $     225,677   $  230,161     $  237,434

Total cost of operations (excluding depreciation
 expense) (in 000's):
  2006.....................................    $     75,802    $   76,649     $   74,947     $   72,149        $  299,547
  2007.....................................    $     77,828    $   78,234     $   76,060

Property taxes (in 000's):
  2006.....................................    $     21,988    $   20,730     $   21,700     $   18,844        $   83,262
  2007.....................................    $     22,871    $   21,630     $   22,718

Media advertising expense (in 000's):
  2006.....................................    $      4,130    $    2,802     $    1,049     $    3,823        $   11,804
  2007.....................................    $      3,365    $    5,333     $    2,885

Other advertising and promotion
expense (in 000's):
  2006.....................................    $      2,833    $    4,256     $    3,723     $    3,640        $   14,452
  2007.....................................    $      3,363    $    3,828     $    3,062

REVPAF:
  2006.....................................    $      10.79    $    11.13     $    11.46     $    11.16        $    11.13
  2007.....................................    $      11.09    $    11.32     $    11.66

Weighted average realized annual rent per
 occupied square foot for the period:
  2006.....................................    $      11.97    $    12.08     $    12.55     $    12.42        $    12.26
  2007.....................................    $      12.35    $    12.37     $    12.89

Weighted average square foot occupancy levels for the period:
  2006.....................................           90.1%          92.1%          91.3%         89.8%             90.8%
  2007.....................................           89.8%          91.5%          90.5%

SHURGARD EUROPE:

We own and operate 103 wholly-owned European facilities with 5.6 million net rentable square feet along with a 20% interest in two joint ventures which collectively own 66 European facilities with 3.3 million net rentable square feet. The two joint ventures collectively had approximately $353 million of outstanding debt to third parties at September 30, 2007, which is included in our condensed consolidated financial statements.

At September 30, 2007, one of the joint ventures had six facilities under construction (309,000 net rentable square feet), with total estimated costs of approximately $64 million, of which approximately $43 million had been incurred as of September 30, 2007. We also have eight facilities and two redevelopment projects under construction, which will be funded by us (484,000 net rentable square feet). Total estimated costs for these projects are approximately $80 million of which approximately $17 million was incurred as of September 30, 2007. The development of these facilities is subject to various risks and contingencies.

During the third quarter of 2007, one of the joint ventures completed the development of a facility in France at a total cost of $9 million, adding 56,000 net rentable square feet to the portfolio.

At September 30, 2007, our European subsidiaries owed approximately (euro)389 million ($556 million as of September 30, 2007) to our domestic subsidiaries. The loans are eliminated in consolidation for financial reporting purposes. We expect our European subsidiaries to obtain external financing in the next 12 to 24 months, which will fund the repayment of the loans. The loans, which are denominated in Euros, have not been hedged. The amount of US Dollars that will be received on repayment will depend upon the exchange rates at the time. Based upon the change in estimated US Dollars to be received caused by fluctuation in currency rates during each respective period, foreign currency translation gains of $30.4 million and $41.0 million, respectively, were recorded in the three and nine months ended September 30, 2007. The US Dollar exchange rate relative to the Euro was approximately 1.319, 1.347, and 1.426 at December 31, 2006, June 30, 2007, and September 30, 2007, respectively.

DEVELOPMENT AND ASSET ACQUISITION ACTIVITIES IN THE UNITED STATES:
------------------------------------------------------------------

During the quarter, we acquired five self-storage facilities in California and Georgia containing 379,000 net rentable square feet, for approximately $44 million.

During the third quarter of 2007, we completed the development of a facility in New York and two expansion projects at a total cost of $22 million, adding 302,000 net rentable square feet. At September 30, 2007, we had 39 projects (1,711,000 net additional rentable square feet) that were either under construction or were expected to begin construction generally within the next year, which expand existing self-storage facilities and enhance their visual appeal for a total estimated cost of $150 million. These projects will be fully funded by us. Opening dates for these facilities are estimated through the next 24 months. The development of these facilities is subject to various risks and contingencies.

SHARE REPURCHASES:
------------------

Our Board of Trustees has authorized the repurchase from time to time of up to 25,000,000 shares of our common stock on the open market or in privately negotiated transactions. From the inception of the repurchase program through November 8, 2007, we have repurchased a total of 22,201,720 shares (none from January 1, 2006 through November 8, 2007) of common stock at an aggregate cost of approximately $567.2 million.

DISTRIBUTIONS DECLARED:

On November 8, 2007 the Board of Trustees declared a quarterly distribution of $0.50 per regular common share and $0.6125 per share on the depositary shares each representing 1/1,000 of a share of Equity Stock, Series A. Distributions were also declared with respect to the Company's various series of preferred stock. All the distributions are payable on December 28, 2007 to shareholders of record as of December 13, 2007.

THIRD QUARTER CONFERENCE CALL:
------------------------------

A conference call is scheduled for Friday, November 9, 2007 at 9:00 a.m. (PST) to discuss the third quarter ended September 30, 2007 earnings results. The domestic dial-in number is (866) 406-5408, and the international dial-in number is (973) 582-2770 (conference ID for either domestic or international is 9348547). A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under "Corporate Information, Investor Relations" (conference ID number 9348547). A replay of the conference call may be accessed through November 23, 2007 by calling (877) 519-4471 (domestic), or (973)341-3080
(international), or by using the link at www.publicstorage.com under "Corporate Information, Investor Relations." All forms of replay utilize conference ID number 9348547.

ABOUT PUBLIC STORAGE:
---------------------

Public Storage, a member of the S&P 500 and The Forbes Global 2000, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters are located in Glendale, California. The Company's self-storage properties are located in 38 states and seven Western European nations. At September 30, 2007, the Company had interests in 2,012 storage facilities with approximately 126 million net rentable square feet in the United States and 169 storage facilities with approximately nine million net rentable square feet in Europe.

Additional information about Public Storage is available on our website, www.publicstorage.com.

FORWARD-LOOKING STATEMENTS:
---------------------------

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words "expects," "believes," "anticipates," "should," "estimates" and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage's actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance are described from time to time in Public Storage's filings with the

Securities and Exchange Commission, including in Item 1A, "Risk Factors" in Public Storage's Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Quarterly Reports on Form 10-Q, and in reports on Form 8-K. These risks include, but are not limited to, the following: risks related to the merger with Shurgard including difficulties that may be encountered in completing the integration of Public Storage and Shurgard, the impact of the merger on occupancy and rental rates, the inability to realize or delays in realizing expected results from the merger, and risks associated with international operations; changes in general economic conditions and in the markets in which Public Storage operates; the impact of competition from new and existing storage and commercial facilities and other storage alternatives, which could impact rents and occupancy levels at our facilities; difficulties in Public Storage's ability to evaluate, finance and integrate acquired and developed properties into its existing operations and to fill up those properties; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase our expenses and reduce cash available for distribution; consumers' failure to accept the containerized storage concept; difficulties in raising capital at reasonable rates; delays in the development process; and economic uncertainty due to the impact of war or terrorism. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA
                                   (Unaudited)



                                                            Three Months Ended            Nine Months Ended
                                                               September 30,                September 30,
                                                       ----------------------------- -----------------------------
                                                            2007            2006          2007          2006
                                                       --------------  ------------- ------------- ---------------
                                                             (Amounts in thousands, except per share data)
Revenues:
    Self-storage rental income....................     $    427,949     $   328,782   $ 1,237,946   $    842,361
    Ancillary operations..........................           37,754          29,827       107,903         77,500
    Interest and other income.....................            3,257          12,651         6,337         27,773
                                                       --------------  ------------- ------------- ---------------
                                                            468,960         371,260     1,352,186        947,634
                                                       --------------  ------------- ------------- ---------------
Expenses:
    Cost of operations:
      Self-storage facilities ....................          143,371         109,106       441,657        286,204
      Ancillary operations .......................           22,687          18,514        63,419         50,315
    Depreciation and amortization (a).............          147,767         113,463       491,725        212,057
    General and administrative (b)................           11,416          36,242        49,397         49,996
    Interest expense..............................           15,257           9,323        48,772         12,752
                                                       --------------  ------------- ------------- ---------------
                                                            340,498         286,648     1,094,970        611,324
                                                       --------------  ------------- ------------- ---------------
 Income from continuing operations before equity in
   earnings of real estate entities, gain on
   disposition of real estate investments, casualty gain,
   foreign currency exchange gain (loss), income from
   derivatives and minority interest in income....          128,462          84,612       257,216        336,310
Equity in earnings of real estate entities .......            3,424           2,618        10,183          9,208
Gain on disposition of real estate investments ...               92             756         2,330          1,222
Casualty gain ....................................                -               -         2,665              -
Foreign currency exchange gain (loss)  (c)........           30,384            (172)       40,977           (172)
Income from derivatives, net......................              117              32         1,126             32
Minority interest in income allocable to:
 Preferred minority interests based upon ongoing
   distributions..................................           (5,403)         (5,403)      (16,209)       (13,652)
 Other partnership interests .....................           (2,901)         (3,187)       (5,402)       (10,825)
                                                       --------------  ------------- ------------- ---------------
Income from continuing operations.................          154,175          79,256       292,886        322,123
    Cumulative   effect  of a change  in   accounting             -               -             -            578
    principle.....................................
    Discontinued operations ......................           (1,409)          1,925        (3,238)         1,558
                                                       --------------  ------------- ------------- ---------------
Net income                                             $    152,766     $    81,181   $   289,648   $    324,259
                                                       ==============  ============= ============= ===============
Net income allocation:
----------------------
    Allocable to preferred shareholders:
       Based on distribution paid.................     $     60,333     $    60,265   $   176,424   $    159,256
       Based on redemptions of preferred stock....                -          21,643             -         21,643
    Allocable to equity shareholders, Series A....            5,356           5,356        16,068         16,068
    Allocable to common shareholders..............           87,077          (6,083)       97,156        127,292
                                                       --------------  ------------- ------------- ---------------
                                                       $    152,766     $    81,181   $   289,648   $    324,259
                                                       ==============  ============= ============= ===============
Per common share:
    Net income (loss) per share - Basic...........     $       0.51     $     (0.04)  $      0.57   $      0.95
                                                       ==============  ============= ============= ===============
    Net income (loss) per share - Diluted.........     $       0.51     $     (0.04)  $      0.57   $      0.94
                                                       ==============  ============= ============= ===============
    Weighted average common shares - Basic........          169,374         145,387       169,317        133,897
                                                       ==============  ============= ============= ===============
    Weighted average common shares - Diluted .....          170,085         145,387       170,166        134,851
                                                       ==============  ============= ============= ===============


(a) Depreciation and amortization increased due to $53,320,000 and $210,471,000 in amortization of intangibles assets primarily acquired in the merger with Shurgard for the three and nine months ended September 30, 2007, respectively, compared to $50,626,000 for the three and nine months ended September 30, 2006. In addition, we recorded $35,700,000 and $107,100,000 in depreciation of the buildings acquired in the merger with Shurgard for the three and nine months ended September 30, 2007, compared to $12,426,000 from August 23, 2006 to September 30, 2006 with respect to the same quarter in 2006. Amortization of the intangible assets is expected to be approximately $37,757,000 in the fourth quarter of 2007.

(b) For the three months ended September 30, 2007, general and administrative expense includes (i) development costs that were expensed with respect to terminated projects totaling $1.3 million ($9.3 million for the same period in 2006), and (ii) ongoing general and administrative expense related to our European operations for the entire quarter ended September 30, 2007 (the same period for 2006 only includes amounts from August 23, 2006 to September 30, 2006). In addition, for the three months ended September 30, 2006, general and administrative expense includes integration expenses incurred in connection with the merger with Shurgard totaling approximately $18.1 million and contract termination costs aggregating $2.2 million. For the nine months ended September 30, 2007, general and administrative expense includes (i) development costs that were expensed with respect to terminated projects totaling $1.6 million ($9.3 million for the same period in 2006), (ii) additional expenses incurred in connection with the merger with Shurgard totaling approximately $5.3 million ($20.5 million for the same period in 2006), (iii) $9.6 million related to our proposed offering of shares in our European business, (iv) $2.0 million associated with our reorganization as a Maryland REIT and (v) ongoing general and administrative expense related to our European operations for the entire nine month period ended September 30, 2007 (the same period for 2006 only includes amounts from August 23, 2006 to September 30, 2006). In addition, for the nine months ended September 30, 2006, we incurred contract termination costs of $2.2 million.

(c) We recorded foreign exchange gains aggregating approximately $30.4 million and $41.0 million in the three and nine months ended September 30, 2007, respectively, related to our financing activities in Europe, representing the impact of the fluctuation of the exchange rate in US Dollars to the Euro.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA
                                   (Unaudited)

                                                                        September 30,         December 31,
                                                                             2007                 2006
                                                                    --------------------   -------------------
                                                                     (Amounts in thousands, except share and
                                                                                 per share data)

ASSETS
Cash and cash equivalents ....................................         $      168,586        $     535,684
Operating real estate facilities:
   Land and building, at cost.................................             11,507,352           11,261,865
   Accumulated depreciation...................................             (2,034,014)          (1,754,362)
                                                                    --------------------   -------------------
                                                                            9,473,338            9,507,503
Construction in process.......................................                103,657               90,038
                                                                    --------------------   -------------------
                                                                            9,576,995            9,597,541
Investment in real estate entities............................                317,982              301,905
Goodwill......................................................                174,634              174,634
Intangible assets, net........................................                222,168              414,602
Restricted cash...............................................                 20,844               19,900
Other assets..................................................                148,414              154,207
                                                                    --------------------   -------------------
       Total assets...........................................         $   10,629,623        $  11,198,473
                                                                    ====================   ===================

LIABILITIES AND SHAREHOLDERS' EQUITY
Borrowings on bank credit facilities..........................         $            -        $     345,000
Notes payable and debt due to joint venture partner...........              1,041,902            1,503,542
Preferred stock called for redemption.........................                      -              302,150
Accrued and other liabilities.................................                323,091              333,706
                                                                    --------------------   -------------------
       Total liabilities......................................              1,364,993            2,484,398

Minority interest - preferred partnership interests...........                325,000              325,000
Minority interest - other partnership interests...............                181,772              181,030

Shareholders' equity:
   Preferred Stock, $0.01 par value, 50,000,000 shares authorized,
   1,739,500 shares issued (in series) and outstanding
   (1,712,600 at  December 31, 2006), at liquidation preference:
     Cumulative Preferred Stock, issued in series.............              3,527,500            2,855,000
   Common Stock, $0.10 par value, 200,000,000 shares authorized,
     169,402,880 shares issued and outstanding (169,144,467 at
     December 31, 2006).......................................                 16,941               16,915
   Equity Stock, Series A, $0.01 par value, 200,000,000 shares authorized, 8,744.193 shares issued and outstanding at
     September 30, 2007 and December 31, 2006.................                      -                    -
   Paid-in capital............................................              5,652,304            5,661,507
   Cumulative net income......................................              3,792,940            3,503,292
   Cumulative distributions paid..............................             (4,295,512)          (3,847,998)
   Accumulated other comprehensive income (a).................                 63,685               19,329
                                                                    --------------------   -------------------
     Total shareholders' equity...............................              8,757,858            8,208,045
                                                                    --------------------   -------------------
       Total liabilities and shareholders' equity.............         $   10,629,623        $  11,198,473
                                                                    ====================   ===================


(a) Accumulated other comprehensive income reflects the cumulative unrealized foreign currency translation adjustment with respect to our European operations. The increase at September 30, 2007 as compared to the balance at December 31, 2006 principally reflects the change in the exchange rate of the Euro relative to US Dollars from 1.319 at December 31, 2006 to 1.426 at September 30, 2007 applied to the assets and liabilities domiciled in the European Community.

Shurgard Domestic Same Store Selected Operating Data
----------------------------------------------------

The Shurgard Domestic Same Store pool of 343 facilities are all stabilized since January 1, 2005 and will therefore provide meaningful comparative data for 2005, 2006 and the first nine months of 2007. For our reporting for the quarter ended June 30, 2007, the Shurgard Domestic Same Store Pool included 344 facilities, which has now been reduced for a facility which is no longer stabilized.

The operating data presented in the table below reflects the historical data from January 1, 2006 through August 23, 2006, the period for which the 343 facilities were operated under Shurgard, combined with the historical data from August 23, 2006 through September 30, 2007, the period operated under Public Storage.


SELECTED OPERATING DATA FOR THE 343 FACILITIES
----------------------------------------------
OPERATED BY SHURGARD ON A STABILIZED BASIS SINCE
------------------------------------------------
JANUARY 1, 2005 ("SHURGARD DOMESTIC SAME STORE
----------------------------------------------
FACILITIES"): (a)                                          Three Months Ended September 30,        Nine Months Ended September 30,
----------------                                      --------------------------------------- --------------------------------------
                                                                                  Percentage                             Percentage
                                                           2007        2006 (a)     Change        2007         2006 (a)     Change
                                                      ------------- ------------- ----------- ------------ ------------- -----------
                                                                  (Dollar amounts in thousands, except weighted average data)
Revenues:
    Rental income.................................     $  67,041     $  62,826        6.7%     $  194,351   $  185,603       4.7%
    Late charges and administrative fees collected         2,272         2,364       (3.9)%         6,453        6,569      (1.8)%
                                                      ------------- ------------- ----------- ------------ ------------- -----------
    Total revenues (b)............................        69,313        65,190        6.3%        200,804      192,172       4.5%


Cost of operations (excluding depreciation):
    Property taxes ...............................         6,713         6,329        6.1%         19,907       18,499       7.6%
    Direct property payroll.......................         4,214         6,922      (39.1)%        13,208       22,273     (40.7)%
    Advertising and promotion.....................         1,513         1,323       14.4%          5,625        3,218      74.8%
    Utilities.....................................         1,870         1,963       (4.7)%         5,526        5,378       2.8%
    Repairs and maintenance.......................         2,034         1,299       56.6%          6,032        4,251      41.9%
    Telephone reservation center..................           519           162       220.4%         1,626          162     903.7%
    Property insurance............................           625           491        27.3%         2,032        1,172      73.4%
    Other costs of management.....................         4,330         5,190      (16.6)%        13,368       17,139     (22.0)%
                                                      ------------- ------------- ----------- ------------ ------------- -----------
  Total cost of operations (b)....................        21,818        23,679      (7.9)%         67,324       72,092      (6.6)%
                                                      ------------- ------------- ----------- ------------ ------------- -----------
   Net operating income (excluding depreciation) (c)   $  47,495     $  41,511       14.4%      $ 133,480   $  120,080      11.2%
                                                      ============= ============= =========== ============ ============= ===========
Gross margin (before depreciation)................         68.5%         63.7%        7.5%          66.5%        62.5%       6.4%
Weighted average for the period:
  Square foot occupancy (d).......................         89.4%         84.8%        5.4%          88.7%        84.2%       5.3%
  Realized annual rent per occupied square foot (e)    $   13.76     $   13.60        1.2%      $   13.40   $    13.48      (0.6)%
  REVPAF (f) (g)..................................     $   12.30     $   11.53        6.7%      $   11.89   $    11.35       4.8%

Weighted average at September 30:
  Square foot occupancy...........................                                                  88.5%        84.7%       4.5%
  In place annual rent per occupied square foot (h)                                             $   14.68   $    14.60       0.5%
Total net rentable square feet (in thousands).....                                                 21,797       21,797         -


(a) Operating data reflects the operations of these facilities without regard to the time period in which Public Storage owned the facilities; only the amounts for the period August 23, 2006 through September 30, 2007 are included in our consolidated operating results for each respective period.

(b) Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities. These amounts presented herein will not necessarily compare to amounts previously presented by Shurgard in its public reporting due to differences in classification of revenues and expenses, including tenant reinsurance, retail sales and truck rental activities which are included on our income statement under "ancillary operations" but were previously presented by Shurgard as self-storage revenue and operating expenses.

(c) Net operating income (before depreciation) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results. Depreciation is not presented herein because it is not comparable during the period owned by us and during the period owned by Shurgard, due to differing historical costs and depreciable lives.

(d) Square foot occupancies represent weighted average occupancy levels over the entire period.

(e) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts, credit card fees and other costs that reduce rental income from the contractual amounts due.

(f) Annualized rental income per available square foot ("REVPAF") represents annualized rental income divided by total available net rentable square feet.

(g) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

(h)  In place  annual  rent  per  occupied  square  foot  represents  annualized
     contractual   rents  per  occupied  square  foot  without   reductions  for
     promotional discounts and excludes late charges and administrative fees.

Shurgard European Same Store Selected Operating Data
----------------------------------------------------

In the merger with Shurgard, we acquired 103 wholly-owned facilities and an interest in 57 facilities owned by affiliated joint ventures located in seven European countries. The operating data presented in the table below for each period reflects the historical data for the European Same Store Portfolio from January 1, 2006 through August 22, 2006, the period for which the facilities were operated under Shurgard combined with the historical data from August 23, 2006 through September 30, 2007, the period operated under Public Storage.


SELECTED  OPERATING  DATA  FOR  THE  96  FACILITIES
---------------------------------------------------
OPERATED BY SHURGARD  EUROPE ON A  STABILIZED  BASIS
----------------------------------------------------
SINCE   JANUARY   1,  2005   ("EUROPE   SAME  STORE
---------------------------------------------------
FACILITIES"): (a)                                          Three Months Ended September 30,      Nine Months Ended September 30,
-----------------                                     --------------------------------------  ------------------------------------
                                                                                  Percentage                           Percentage
                                                           2007        2006 (a)    Change         2007       2006 (a)    Change
                                                      ------------  ------------- ----------  ----------- ------------ -----------
                                                                  (Dollar amounts in thousands, except weighted average data, utilizing constant exchange rates) (b)
Revenues:
    Rental income.................................     $  32,475    $   29,660        9.5%      $ 92,478   $  84,229       9.8%
    Late charges and administrative fees collected           323           286       12.9%           915         820      11.6%
                                                      ------------  ------------- ----------  ----------- ------------ -----------
    Total revenues (c)............................        32,798        29,946        9.5%        93,393      85,049       9.8%

Cost of operations (excluding depreciation):
    Property taxes ...............................         1,525         1,359       12.2%         4,187       3,978       5.3%
    Direct property payroll.......................         3,680         4,159      (11.5)%       10,889      12,288     (11.4)%
    Advertising and promotion.....................           738         1,270      (41.9)%        3,270       4,725     (30.8)%
    Utilities.....................................           630           749      (15.9)%        2,202       2,457     (10.4)%
    Repairs and maintenance.......................           790           967      (18.3)%        2,351       2,685     (12.4)%
    Property insurance............................           231           373      (38.1)%          932       1,114     (16.3)%
    Other costs of management.....................         4,439         4,712       (5.8)%       13,925      14,053      (0.9)%
                                                      ------------  ------------- ----------  ----------- ------------ -----------
  Total cost of operations (c)....................        12,033        13,589      (11.5)%       37,756      41,300      (8.6)%
                                                      ------------  ------------- ----------  ----------- ------------ -----------
   Net operating income (excluding depreciation) (d)   $  20,765    $   16,357        26.9%     $ 55,637   $  43,749      27.2%
                                                      ============  ============= ==========  =========== ============ ===========
Gross margin (before depreciation)................         63.3%         54.6%        15.9%        59.6%       51.4%      16.0%
Weighted average for the period:
  Square foot occupancy (e).......................         91.0%         86.7%         5.0%        89.7%       84.0%       6.8%
  Realized annual rent per occupied square foot (f)    $   27.00     $   25.89         4.3%     $  26.01   $   25.29       2.8%
  REVPAF (g) (h)..................................     $   24.57     $   22.44         9.5%     $  23.33   $   21.25       9.8%

Weighted average at September 30:
  Square foot occupancy...........................                                                 91.4%       88.4%       3.4%
  In place annual rent per occupied square foot (i)                                             $  28.34   $   26.41       7.3%
Total net rentable square feet (in thousands).....                                                 5,286       5,286         -


(a) Operating data reflects the operations of these facilities without regard to the time period in which Public Storage owned the facilities; only the amounts for the period January 1, 2007 through September 30, 2007 and for the period August 23, 2006 through September 30, 2006 are included in our consolidated operating results.

(b) The majority of our European operations are denominated in Euros. For comparative purposes, amounts for the three months ended September 30, 2006 and 2007 are translated at constant exchange rates representing the average exchange rates for the three months ended September 30, 2007. Amounts for the nine months ended September 30, 2006 and 2007 are also translated at constant exchange rates, representing the average exchange rates for the nine months ended September 30, 2007. The average exchange rate for the Euro was approximately 1.374 and 1.344, respectively, in US Dollars per Euro for the three and nine months ended September 30, 2007, respectively.

(c) Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities. These amounts presented herein will not necessarily compare to amounts previously presented by Shurgard in its public reporting due to differences in classification of revenues and expenses, including tenant reinsurance and retail sales which are included on our income statement under "ancillary operations" but were previously presented by Shurgard as self-storage revenue and operating expenses.

(d) Net operating income (before depreciation) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results. Depreciation is not presented herein because it is not comparable during the period owned by us and during the period owned by Shurgard, due to differing historical costs and depreciable lives.

(e) Square foot occupancies represent weighted average occupancy levels over the entire period.

(f) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts, credit card fees and other costs that reduce rental income from the contractual amounts due.

(g) Annualized rental income per available square foot ("REVPAF") represents annualized rental income divided by total available net rentable square feet.

(h) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

(i)  In place  annual  rent  per  occupied  square  foot  represents  annualized
     contractual   rents  per  occupied  square  foot  without   reductions  for
     promotional discounts and excludes late charges and administrative fees.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

                    Computation of Funds From Operations (a)
                                   (Unaudited)

                                                                                Three Months Ended             Nine Months Ended
                                                                                   September 30,                 September 30,
                                                                            ---------------------------  -------------------------
                                                                                2007           2006          2007         2006
                                                                            ------------  -------------  ------------ ------------
                                                                                  (Amounts in thousands, except per share data)

Computation of Funds from Operations (FFO) allocable to Common Stock
Net income................................................................  $   152,766   $     81,181   $  289,648   $   324,259
    Add back - depreciation and amortization..............................      147,767        113,463      491,725       212,057
    Add back - depreciation and amortization included in Discontinued
        Operations........................................................          181             77          305           199
    Eliminate - depreciation with respect to non-real estate assets.......         (111)           (53)        (317)         (158)
    Eliminate - our pro rata share of PSB's gain on sale of real estate...            -            (24)           -        (1,047)
    Eliminate - gain on sale of real estate assets........................          (92)        (3,126)       (2,330)      (3,592)
    Depreciation from unconsolidated real estate investments..............       11,519         10,031        32,553       28,751
    Add back - minority interest share of income..........................        8,304          8,590        21,611       24,477
                                                                            ------------  -------------  ------------ ------------
Consolidated FFO..........................................................      320,334        210,139       833,195      584,946
 Allocable to preferred minority interests based upon ongoing
 distributions............................................................       (5,403)        (5,403)      (16,209)     (13,652)
Allocable to other minority interests.....................................       (6,292)        (4,036)      (15,568)     (12,302)
                                                                            ------------  -------------  ------------ ------------
Remaining FFO allocable to our shareholders...............................      308,639        200,700       801,418      558,992
Less: allocations to preferred and equity stock shareholders:
    Preferred shareholder distributions ..................................      (60,333)       (60,265)     (176,424)    (159,256)
    Issuance costs on redeemed preferred shares...........................            -        (21,643)            -      (21,643)
    Equity Stock, Series A distributions..................................       (5,356)        (5,356)      (16,068)     (16,068)
                                                                            ------------  -------------  ------------ ------------
Remaining FFO allocable to Common Stock (a)...............................  $   242,950    $   113,436   $   608,926  $   362,025
                                                                            ============  =============  ============ ============
Weighted average shares:
    Regular common shares.................................................      169,374        145,387       169,317      133,897
    Weighted average stock options and restricted stock units outstanding
      using treasury method ..............................................          711          1,092           849          954
                                                                            ------------  -------------  ------------ ------------
Weighted average common shares for purposes of computing fully-diluted
FFO per common share......................................................      170,085        146,479       170,166      134,851
                                                                            ============  =============  ============ ============
FFO per common share (a)..................................................   $     1.43    $      0.77   $      3.58  $      2.68
                                                                            ============  =============  ============ ============


(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

               Computation of Funds Available for Distribution (c)
                                   (Unaudited)


                                                               Three Months Ended          Nine Months Ended
                                                                  September 30,              September 30,
                                                            ------------------------  ------------------------
                                                               2007          2006        2007          2006
                                                            ------------  ----------  ----------- ------------
                                                                           (Amounts in thousands)
Computation of Funds Available for Distribution ("FAD"):
FFO allocable to Common Stock (a)........................   $   242,950   $ 113,436    $ 608,926   $ 362,025
Add: Non-cash stock-based compensation expense...........         2,446       1,841        7,314       4,868
Impact of application of EITF Topic D-42.................             -      21,643            -      21,643
Less: Non-cash foreign exchange and derivative gains.....       (30,501)        140      (42,103)        140
Add:  Non-cash EITF Topic D-42 charges  included in equity
    in earnings of real estate entities..................             -         600            -       1,329
Less: Capital expenditures to maintain facilities (b)....       (20,646)    (20,917)     (45,853)    (44,366)
                                                            ------------  ----------  ----------- ------------
Funds available for distribution ("FAD") (c).............   $   194,249   $ 116,743    $ 528,284   $ 345,639
                                                            ============  ==========  =========== ============
Distribution to common shareholders......................   $    85,004   $  84,686    $ 255,022   $ 213,281
                                                            ============  ==========  =========== ============
Distribution payout ratio (c)............................         43.8%       72.5%        48.3%       61.7%
                                                            ============  ==========  =========== ============


(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

(b) Capital expenditures excludes approximately $3,600,000 for the nine months ended September 30, 2007, of costs incurred to re-brand the U.S. Shurgard facilities to the "Public Storage" name, which principally consists of permanent signage.

(c) Funds available for distribution ("FAD") represents FFO, plus i) impairment charges with respect to real estate assets, ii) the non-cash portion of stock-based compensation expense, iii) income allocation to preferred equity holders in accordance with EITF Topic D-42, less capital expenditures and any gain or loss on foreign exchange or from derivatives. The distribution payout ratio is computed by dividing the distribution paid by FAD. FAD is presented because many analysts consider it to be a measure of the performance and liquidity of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT. FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends. FAD does not take into consideration required principal payments on debt. Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

          Reconciliation of Same Store Revenues and Cost of Operations To Consolidated Self-Storage Revenues and Cost of Operations
                                   (Unaudited)

                                                           Three Months Ended          Nine Months Ended
                                                              September 30,              September 30,
                                                        -------------------------- ---------------------------
                                                            2007          2006          2007          2006
                                                        ------------- ------------ ------------  -------------
                                                                       (Amounts in thousands)
Revenues for the 1,316 Same Store facilities.........   $   237,434   $  233,420   $   693,272   $   679,069

Revenues for non-Same Store facilities (a): Development
 facilities (year opened):
       2007..........................................           118            -           197             -
       2006..........................................         1,332          375         3,269           431
       2005..........................................         1,165          784         3,081         1,737
       2003 and 2004.................................         5,891        5,634        17,026        15,826
       Expansion facilities..........................        21,770       19,889        60,933        55,775
    Acquisition facilities (year acquired):
       2007..........................................           681            -           992             -
       2006..........................................         2,599        2,168         7,285         4,007
       2005..........................................         7,264        6,537        20,833        18,353
    Newly consolidated facilities....................         4,002        3,686        11,572        10,874
    Consolidated U.S. Shurgard facilities (b):
        Shurgard Same Stores.........................        69,313       27,876       200,804        27,876
        Other facilities.............................        26,308       10,480        76,193        10,480
    Deconsolidated U.S. Shurgard facilities (c)......             -          585         2,198           585
    Consolidated Europe Shurgard facilities (b):
        Shurgard Same Stores.........................        32,798       12,012        93,393        12,012
        Other facilities.............................        17,274        5,336        46,898         5,336
                                                        ------------- ------------ ------------  -------------
Consolidated self-storage revenues (d)................  $   427,949   $  328,782   $ 1,237,946   $   842,361
                                                        ============= ============ ============  =============

Cost of operations for the 1,316 Same Store facilities  $    76,060   $   74,947   $   232,122   $   227,398

Cost of operations for non-Same Store facilities (a):
 Development facilities(year opened):
       2007..........................................            78            -           166             -
       2006..........................................           497          344         1,713           458
       2005..........................................           517          381         1,645         1,201
       2003 and 2004.................................         1,575        1,577         4,781         4,759
       Expansion facilities..........................         7,202        6,522        21,620        19,537
    Acquisition facilities (year acquired):
       2007..........................................           318            -           447             -
       2006..........................................         1,095        1,061         3,383         2,003
       2005..........................................         2,506        2,424         7,652         7,278
    Newly consolidated facilities....................           826          924         2,568         2,644
    Consolidated U.S. Shurgard facilities (b):
        Shurgard Same Stores.........................        21,818        8,516        67,324         8,516
        Other facilities.............................         9,457        3,652        29,738         3,652
    Deconsolidated U.S. Shurgard facilities (c)......             -          234           916           234
    Consolidated Europe Shurgard facilities (b):
        Shurgard Same Stores.........................        12,033        5,048        37,756         5,048
        Other facilities.............................         9,389        3,476        29,826         3,476
                                                        ------------- ------------ ------------  -------------
Consolidated self-storage cost of operations (d)......  $   143,371   $  109,106   $   441,657   $   286,204
                                                        ============= ============ ============  =============


(a) We consolidate the operating results of additional self-storage facilities that are not Same Store facilities. Such facilities are not included in the Same Store pool either because they were not stabilized for the entire period from January 1, 2005 through September 30, 2007, or because we acquired these facilities from third parties after December 31, 2004.

(b) Represents the operations of the facilities acquired in the merger with Shurgard, which remain consolidated at September 30, 2007, for the period from January 1, 2007 through September 30, 2007.

(c) Represents the operations of the 11 facilities acquired from Shurgard that we discontinued consolidation with the Company effective May 24, 2007, for the period their operating results were consolidated.

(d) Self-storage revenues and cost of operations do not include revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals.